Exhibit 10.21
381 E. Evelyn Avenue Mountain View CA 94041 Tel: 1.650.963.9884

June 24, 2025

Gregory Hart

Dear Greg,

On behalf of the Board of Directors (the “Board”) of Coursera, Inc. (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer (“CEO”) of the Company, reporting to the Board. The Board unanimously believes that you are uniquely qualified to lead the Company to even greater success. The terms of your employment with the Company will be as described in this offer letter (this “Agreement”):

1.Position. Your employment with the Company will begin on or around February 3, 2025 (the actual start date, the “Start Date”). You will have all of the duties, responsibilities and authority commensurate with the position of CEO. You will be appointed to the Board effective as of the Start Date, and for so long as you serve as the CEO, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed), the Board and/or the Nominating and Governance Committee of the Board will nominate you for reelection to the Board at each annual meeting at which you are subject to reelection. If your position as CEO is terminated by you or the Company for any reason, you agree that such termination shall be deemed an automatic resignation of your Board seat and any other role you maintain with the Company or its affiliates unless otherwise requested by the Board. You will cooperate with the Company to complete any steps the Board determines to be necessary or appropriate to effectuate or document such resignation.

2.Location. Your principal workplace will be at the Company’s headquarters currently located in Mountain View, California, provided that you may work remotely from your primary residence in Mercer Island, Washington or elsewhere from time to time, so long as doing so does not interfere with your responsibilities under the Agreement and is consistent with the Company’s business needs and evolving work from home policy. You and the Company acknowledge that you may be required to travel with relative frequency to Mountain View, California, as well as other locations as may be necessary to fulfill your duties and responsibilities hereunder.

3.Full Business Time and Effort. You shall devote your full business efforts and time to the Company and during your employment, you will not render services to any other business without the prior approval of the Board (which shall not be unreasonably delayed or withheld). Notwithstanding the foregoing, you may (a) manage personal investments, (b) participate in civic, charitable, and academic activities (if in a limited, non-leadership capacity unless a larger role is approved by the Board), (c) engage in the outside activities described on Exhibit A, and, (d) subject to prior approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies, provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere with the performance of your duties to the Company.

4.At Will Employment. Your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time for any lawful reason, with or without Cause (as defined below). Although your compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you)

5.Base Salary. Your initial annual base salary will be $590,000, payable in accordance with the Company’s normal payroll practices (the “Base Salary”), less any payroll deductions and withholdings as are required by law, and pro-rated for any partial year of employment. Thereafter, your Base Salary will be periodically reviewed as a part of the Company’s regular review of compensation, and will be determined by the Board taking into consideration the recommendation of the Leadership, Diversity, Equity, Inclusion, and Compensation Committee of the Board (the “Compensation Committee”).

6.Annual Bonus. You will be eligible to receive an annual cash bonus, with a target amount during each calendar year of the Company equal to at least 100% of the Base Salary (the “Target Bonus”), subject to the terms of the applicable bonus plan(s) in effect for each applicable calendar year. The actual amount awarded (the “Actual Bonus”), if any, will be based upon the achievement of performance objectives established by the Board taking into consideration the recommendation of the Compensation Committee for such performance periods. For calendar year 2025 only, your Actual Bonus payable will be prorated based upon the number of days you are employed as CEO during the calendar year. To receive payment of any Actual Bonus for any period, you must be employed by the Company through the last day of the period to which such bonus relates and the date on which bonuses are to be paid, except as set forth below in Section 10.

7.Expenses. The Company will pay or reimburse you for reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder in accordance with the Company’s established policies. You must be an employee of the Company on the date an expense is incurred and must submit a claim for reimbursement (including submitting to the Company proper documentation evidencing such incurred expenses) in accordance with the Company’s reimbursement policies. In addition, the Company will directly pay your reasonable and documented fees for attorneys or other professional advisors incurred (prior to the Start Date) in the negotiation, preparation and execution of this Agreement in an amount not to exceed $15,000 upon presentation of invoices.

8.Benefits. During your employment, you shall be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company with respect to other senior executives of the Company, including, without limitation, any Company group medical, dental, vision insurance and Section 401(k) plan and vacation policies. The Company reserves the right to change the benefit plans and programs it offers to its employees at any time.

9.Equity Awards
a.New Hire Equity Grant. The Compensation Committee will recommend to the Board that you be granted equity awards with an aggregate grant date value of $38,000,000 (the “New Hire Equity Grant”), of which $16,000,000 (the “RSU Value”) shall consist of restricted stock units (“RSUs”) in respect of the Company’s common stock (“Common Stock”) and $22,000,000 (the “Option Value”) shall consist of stock options to acquire Common Stock (“Options”), provided, that $6,000,000 of the Option Value (“Growth Linked Options”) shall be granted with both a time-based condition and performance-based condition linked to the Company’s growth, both of which must be satisfied in order for the Growth Linked Options to vest. The awards subject to the New Hire Equity Grant shall be granted effective as of the Start Date pursuant to the terms and conditions of the Company’s 2021 Stock Incentive Plan or an equity inducement plan with substantially equal terms and the Company’s standard forms of award agreements, with vesting and other terms as set forth in the applicable award agreement, as summarized below:

i.RSUs. The number of RSUs awarded shall equal to the RSU value divided by the 30-trading day trailing simple moving average closing price of the Company’s common stock ending on the Start Date, rounded up to the nearest whole share. The RSUs shall vest over a four-year period with (25%) of the RSUs vesting on the first anniversary of the Start Date, and 6.26% vesting on each regular Company quarterly vesting dates (February 15, May 15, August 15 and November 15) thereafter, subject to your continued full-time employment with the Company through the applicable vesting dates;

ii.Options and Growth-Linked Options. The number of Options awarded shall equal the Option Value divided by the 30-trading day trailing simple moving average closing price of the Company’s common stock ending on the Start Date (the “Base Stock Price”), and multiplied by 2, and rounded up to the nearest whole share. The Options shall have an exercise price equal to the closing price of the Common Stock on the grant date and shall vest over a four-year period with 25% of the Options vesting on the first anniversary of the Start Date, and 6.25% vesting quarterly thereafter, subject to your continued full-time employment with the Company through the applicable vesting dates. In the case of the Growth Linked Options, in addition to the time-based condition, such Options shall vest only if, prior to expiration of the Growth Linked Option and subject to your continued employment with the Company through the date of achievement, the trailing simple moving average closing price of the Common Stock over a 60-trading day period equals or exceeds 150% of the Base Stock Price (the “Stock Price Target”). Once the Stock Price Target is achieved, any Growth Linked Options that meet the time-based vesting criteria (either before or after achievement of the Stock Price Target) shall be exercisable even if the Company’s stock price subsequently declines below the Stock Price Target.

b.Future Grants. You will be eligible for additional equity awards commensurate with your position, as the Board determines in its discretion taking into consideration the recommendation of the Compensation Committee and in accordance with Company practices from time to time.

10.Termination of Employment.
a.Termination. Your employment will continue indefinitely until terminated for one of the following reasons: (a) you may terminate your employment upon written notice to the Board for Good Reason, as defined below (“Constructive Termination”); (b) you may terminate your employment upon written notice to the Board at any time in your discretion without Good Reason; (c) the Company may terminate your employment upon written notice to you at any time following a determination of Cause, as defined below, for such termination (“Termination for Cause”); (d) the Company may terminate your employment upon written notice to you at any time without Cause for such termination (“Termination without Cause”); (e) the Company may terminate your employment upon written notice to you following a determination of your Disability, as defined below; or (f) your employment will terminate immediately upon your death.
b.Accrued Compensation. In the event your employment is terminated by the Company or by you (including, but not limited to, due to your death or Disability), in the event your employment is terminated by the Company or by you (including, but not limited to, due to your death or Disability), you will be paid: (i) any earned but unpaid Base Salary, (ii) earned and accrued but unused vacation or paid time off (if applicable pursuant to the Company's policies), (iii) other unpaid and then vested amounts, including any amount payable to you under the specific terms of any insurance and health and benefit plans in which you participate, unless otherwise specifically provided in this Agreement, and (iv) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines (including submitting to the Company proper documentation evidencing such incurred expenses), in each case as of the effective date of such termination of employment (the “Accrued Compensation”).
c.Qualifying Termination outside a Change in Control Period. In the event of your Qualifying Termination outside a Change in Control Period, provided that you (i) resign from all positions you may hold with the Company (including, but not limited to, as a member of the Board) and any of its subsidiaries or affiliated entities at such time (the “Resignation Requirement”), and (ii) deliver to the Company an executed separation agreement in a form provided by the Company and reasonably acceptable to you (which shall contain a general waiver and release of all claims and causes of action against the Company, mutual non-disparagement requirements (provided that the Company’s non-disparagement restriction shall be limited to not authorizing public communications or filings disparaging of you) and a 12-month non-solicitation obligation) (a “Release”) within the applicable time period set forth therein and do not revoke the Release within the revocation period (if any) set forth therein (provided, however, that in no event may the applicable time period or revocation period extend beyond sixty (60) days following your termination date) (the “Release Deadline” and delivery of such effective release, the “Release Requirement”) (together with the Resignation Requirement and the Release Requirement, the “Severance Requirements”), then in addition to your Accrued Compensation you shall be entitled to receive the payments and benefits listed in the table below, payable in a lump sum in the first payroll period following the expiration of the Release Deadline unless otherwise indicated:

Qualifying Termination outside of a Change in Control Period
Base Severance	100% of Base Salary
Bonus Severance	100% of Target Bonus for the year of termination of employment, plus any earned but unpaid prior year bonus
COBRA Benefit	12 months

d.Qualifying Termination Within a Change of Control Period. In the event of your Qualifying Termination within a Change in Control Period, provided that you satisfy the Severance Requirements, then in addition to your Accrued Compensation you shall be entitled to receive the payments and benefits listed in the table below, payable in a lump sum in the first payroll period following the expiration of the Release Deadline unless otherwise indicated:

Qualifying Termination within a Change in Control Period
Base Severance	150% of Base Salary
Bonus Severance	150% of Target Bonus for the year of termination of employment, plus any earned but unpaid prior year bonus
COBRA Benefit	18 months
Equity Vesting Acceleration	100% acceleration of unvested time-based equity awards (including performance-based awards for which the applicable goals were achieved prior to termination, but excluding performance-based awards for which the applicable goals have not been satisfied).
Performance-based awards for which the applicable goals have not been satisfied will be treated as provided in the applicable award agreement

11.Certain Definitions. As used in this Agreement, the following terms have the following meanings:
“Base Severance” means the multiple, as indicated, of your then-current annual Base Salary, ignoring any decrease in Base Salary that forms the basis for Good Reason, payable in a lump sum.
“Bonus Severance” means the multiple or portion, as indicated, of your Target Bonus (ignoring any decrease in Target Bonus that forms the basis for Good Reason) for the performance year in which the termination of employment occurs, payable in a lump sum.
“Cause” means the occurrence of any of the following:

(i)    Your material and repeated refusal to perform the lawful and reasonable duties and responsibilities of your position (excluding any failure resulting from your death or Disability), and your inability or unwillingness to cure such failure to the reasonable satisfaction of the Company within 30 days following written notice of such failure to you from the Board;
(ii)    Your material violation of a Company policy or material breach of any written and signed agreement with the Company (including, but not limited to, any applicable invention assignment and confidentiality agreement or similar agreement between the Company and you) that has caused or is reasonably expected to result in a material injury to the Company;
(iii)    Your conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair your performance of your employment duties);
(iv)    Your commission of a willful act that constitutes gross misconduct and which is materially injurious to the Company;
(v)    Your commission of any act of fraud or embezzlement; (other than good faith errors with respect to expense reimbursements);
(vi)    Your commission of any act of dishonesty or any other willful misconduct that has caused or is reasonably expected to result in a material injury to the Company; or
(vii)    Your willful failure to cooperate with an investigation authorized by the Board or initiated by a governmental authority, in either case, relating to the Company, its business, or any of its directors, officers or employees.

You will be provided with notice and thirty calendar days opportunity to cure any event that is curable. The determination as to whether you are being terminated for Cause will be made in good faith by the Board and will be final and binding.

“Change of Control” means a “Change in Control” as defined in the 2021 Stock Incentive Plan; the definition is attached hereto as Exhibit B.
“Change in Control Period” means the period beginning three (3) months prior to and ending twelve (12) months following a Change in Control.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended together with any analogous provisions of applicable state law.
“COBRA Benefit” means, provided you timely elect COBRA continuation coverage, the period of months during which the Company will pay the COBRA premiums to continue and maintain health care coverage for you and any eligible dependents who are covered at the time of your termination of employment under the Company’s group health plans, provided that, notwithstanding the foregoing, (a) the Company will make such payments until the earliest of: (i) the number months as indicated in Section 10(c) or Section 10(d), as applicable, following the date of termination; (ii) the date when you become eligible for health insurance coverage in connection with new employment or self-employment; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason and (b) if the Company determines in its sole discretion that it is advisable for legal reasons, the Company may pay to you a taxable cash payment equal to the amount that the Company would have otherwise paid for COBRA premiums (based on the premium for the first month of coverage), which payment will be made regardless of whether you or your eligible dependents elect COBRA continuation coverage and will be paid in a lump sum payment.
“Code” means the Internal Revenue Code of 1986, as amended.
“Disability” means a disability as defined in Section 22(e)(3) of the Code.
“Good Reason” means the occurrence of one or more of the following, without your written consent:
(i)    a material reduction by the Company of your Base Salary as in effect immediately prior to such reduction of more than 10%;
(ii)    a relocation of your principal place of employment to a location that increases your one way commute by more than 30 miles as compared to your then-current principal place of employment immediately prior to such relocation;
(iii)    failure of a successor entity to assume the obligations of the Company under this agreement; or
(iv)    a material reduction of your title, duties, position or responsibilities (e.g., a change in your reporting line); provided that if you are a senior executive officer of a division of an acquiring company (with no material reduction in your annual compensation and benefits), then such new role shall not constitute “Good Reason”.
In order for an event to qualify as “Good Reason,” you must provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 60 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and you must resign within 90 days following the end of the Cure Period.
“Qualifying Termination” means a termination by the Company without Cause or a Constructive Termination.

12.Parachute Payments. If any payment or benefit (including payments and benefits pursuant to this Agreement) that you would receive in connection with a Change in Control from the Company or other event that constitutes a change in ownership or control within the meaning of Section 280G of the Code and the regulations thereunder (in either case, a “280G Event” and any such payment or benefit, a “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to you, which of the following two alternative forms of payment would result in your receipt, on an after-tax basis, of the greater amount of Transaction Payments notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payments (a “Full Payment”), or (2) payment of only a portion of the Transaction Payments so that you receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state, local and foreign income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) you shall have no rights to any additional payments and/or benefits constituting the forfeited portion of the Full Payment, and (y) reduction in payments and/or benefits will occur in the manner that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Notwithstanding the foregoing, if such reduction would result in any portion of the Transaction Payments being subject to penalties pursuant to Section 409A of the Code that would not otherwise be subject to such penalties, then the reduction method shall be modified so as to avoid the imposition of penalties pursuant to Section 409A of the Code as follows: (A) Transaction Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Transaction Payments that are not contingent on future events; and (B) Transaction Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Transaction Payments that are not deferred compensation within the meaning of Section 409A of the Code. In the event that acceleration of vesting of any equity compensation awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards. In no event will the Company or any stockholder be liable to you for any amounts not paid as a result of the operation of this provision.
The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the 280G Event shall make all determinations required to be made under this section. If the professional firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the 280G Event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder.
The professional firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within a reasonable period after the date on which your right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or you. If the professional firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and you.

13.Section 409A. It is intended that this Agreement shall comply with the requirements of Section 409A of the Code, and any payments hereunder are intended to be exempt from, or if not so exempt, to comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted, operated and administered accordingly. To the extent that any provision of this Agreement is ambiguous but a reasonable interpretation of the provision would cause any payment or benefit to comply with or be exempt from the requirements of Section 409A of the Code, you and the Company intend the term to be interpreted as such in order to avoid adverse personal tax consequences under Section 409A of the Code.

To the extent (a) any payments or benefits to which you become entitled under this Agreement, or under any other agreement or Company plan, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Any termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder. Each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). If the period during which you may sign the Release begins in one calendar year and ends in the following calendar year, then no severance payments or benefits that that would constitute deferred compensation within the meaning of Section 409A of the Code will be paid or provided until the later calendar year.
Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

14.Confidential Information and Other Company Policies. You will enter into and be bound by and comply fully with the Company’s standard form of Proprietary Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time. You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information while performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.

15.Indemnification. You and the Company will enter into the form of indemnification agreement provided to other similarly situated officers and directors of the Company. In addition, you will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, on terms no less favorable than for any other U.S. based executive officer of the Company or U.S. based member of the Board.

16.Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s current compensation clawback or recoupment policy and any additional compensation clawback or recoupment policy or amendments to the current policy adopted by the Board or as required by law during the term of your employment with the Company. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for Good Reason or constitute a termination without Cause under this Agreement.

17.Miscellaneous;
a.Arbitration. With the exception of any claims for workers compensation, unemployment insurance, claims before any governmental administrative agencies as required by applicable law, or claims related to the National Labor Relations Act, any controversy relating to this Agreement or your employment, including any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement or the Confidentiality Agreement, including, without limitation, employment claims, breach of contract claims, tort claims, wrongful termination claims, discrimination/harassment claims, claims for unpaid wages or other amounts, including pursuant to the California Labor Code, or any disputes related to this Section 17(a) (including its creation, terms, and enforceability), shall be settled by the Company and you by binding arbitration. The arbitration proceeding will be administered by JAMS pursuant to its Employment Arbitration Rules & Procedures in effect as of the date the arbitration is initiated. The arbitrator shall have the authority to determine the enforceability of this Agreement as well as whether a claim is arbitrable, both of which shall be decided under the Federal Arbitration Act. A copy of the JAMS Employment Arbitration Rules & Procedures is available online at http://www.jamsadr.com/rules-employment-arbitration. This Section 17(a), any arbitration proceedings held pursuant to this Agreement, and any state court, federal court, or other proceeding concerning arbitration under this Agreement are expressly subject to and governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. Such arbitration shall be presided over by a single arbitrator in Seattle, Washington, the arbitrator shall issue a written decision on the merits. The arbitrator shall administer and conduct any arbitration hearing or proceeding applying Washington state substantive and decisional law. The Company shall bear all costs uniquely associated with the arbitration process, including the arbitrator’s fees, where required by applicable law. The arbitrator shall have the authority to award any damages authorized by law. This Section 17(a) shall apply to both the Company and you. The parties understand that they are giving up their right to a trial in a court of law.
b.Employment Eligibility Verification. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your Start Date, or your employment relationship with the Company may be terminated.
c.Absence of Conflicts; Competition with Prior Employer. You represent that your performance of your duties under this Agreement will not breach any other agreement as to which you are a party. You agree that you have disclosed to the Company all of your existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, the Company expects you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggests that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
d.Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.
e.Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two (2) days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board at the Company’s corporate headquarters. Notices to you will include an electronic copy (which shall not constitute notice) to Jennifer Wang (at jennifer@redwood-legal.com).
f.Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

g.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
h.Tax Matters; Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.
i.Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter herein. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted. Notwithstanding anything else in the Company’s equity or stock incentive plan, this Agreement or any other document, the parties agree that (a) the only the definitions set forth herein shall apply to you with respect to “Cause” and “Good Reason”, (b) as of the Start Date, the only restrictive covenants that apply to you shall be those restrictive covenants set forth herein and in the Confidentiality Agreement, and (c) no other restrictive covenants shall apply to you unless set forth in a written agreement executed by you.
j.Construction. You and the Company recognize that this is a legally binding contract and acknowledge and agree that each party has had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.
k.Governing Law. This Agreement will be governed by the laws of the State of Washington without reference to conflict of laws provisions, and the parties hereto submit to the exclusive jurisdiction of the state and federal courts of the State of Washington.
l.Survival. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Executive	Coursera, Inc.
_/s/ Gregory M. Hart___________________ Gregory Hart	_/s/ Andrew Y. Ng______________________ Andrew Y. Ng Chairman, Board of Directors
January 24, 2025 Date	January 24, 2025 Date

[Signature Page to Agreement]

Exhibit A
List of Outside Activities

1.Serve on the board of directors of Bose Corporation.
2.Act as an unpaid advisor to Baller League.

Exhibit B
Definition of Change in Control
The “Change in Control” definition in the Company’s 2021 Stock Incentive Plan (the “2021 Plan”) is reproduced below with capitalized terms and section references having the same meaning as provided in the 2021 Plan:
SECTION 2. DEFINITIONS.
…
(f) “Change in Control” means the occurrence of any of the following events:
(i) A change in the composition of the Board occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:
(A) Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or
(B) Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”); provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;
(ii) Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding Shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company;
(iii) The consummation of a merger or consolidation of the Company or a Subsidiary of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor); or
(iv) The sale, transfer, or other disposition of all or substantially all of the Company’s assets.
For purposes of subsection (f)(i) above, the term “look-back” date means the later of (1) the Effective Date and (2) the date that is twenty-four (24) months prior to the date of the event that may constitute a Change in Control.
For purposes of subsection (f)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.
Any other provision of this Section 2(f) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission in connection with an initial or secondary public offering of securities or debt of the Company to the public.